Exhibit 12

Bank of Hawaii Corporation and Subsidiaries

Computation of Ratio of Earnings to Fixed Charges (Unaudited)

		Six Months Ended
		June 30,
(dollars in thousands)		2007	2006
Earnings:
Income Before Provision for Income Taxes		$148,054	$143,441
Add:	Fixed Charges Including Interest on Deposits	101,129	74,114
	Interest on FIN 48 Liabilities	600	-
Total Earnings Including Fixed Charges and Interest on Deposits and Interest on FIN 48 Liabilities		249,783	217,555
Less:	Interest on Deposits	67,076	44,289
	Interest on FIN 48 Liabilities	600	-
Total Earnings Excluding Interest on Deposits and Interest on FIN 48 Liabilities		$182,107	$173,266

Fixed Charges:
Fixed Charges Including Interest on Deposits		$101,129	$74,114
Add:	Interest on FIN 48 Liabilities	600	-
Total Fixed Charges Including Interest on Deposits and Interest on FIN 48 Liabilities		101,729	74,114
Less:	Interest on Deposits	67,076	44,289
	Interest on FIN 48 Liabilities	600	-
Total Fixed Charges Excluding Interest on Deposits and Interest on FIN 48 Liabilities		$34,053	$29,825

Ratio of Earnings to Fixed Charges:
Including Interest on Deposits and Interest on FIN 48 Liabilities		2.5x	2.9x
Excluding Interest on Deposits and Interest on FIN 48 Liabilities		5.3x	5.8x